Exhibit (j)
               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Dynamic Growth Fund in the Growth/Aggressive Funds - Advisor Classes A, B and C Prospectus and Growth/Aggressive Funds - Class I Shares Supplement to the Prospectus and "Auditors" and "Financial Statements" in the Scudder Dynamic Growth Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 2-29804) of our report dated November 9, 2001 on the financial statements and financial highlights of Scudder Dynamic Growth Fund included in the Scudder Dynamic Growth Fund Classes A, B, C and I Annual Report dated September 30, 2001.


                                                     /s/ERNST & YOUNG LLP

                                                     ERNST & YOUNG LLP




Boston, Massachusetts
November 27, 2001